Exhibit 4.2(a)


                       WORLD WRESTLING ENTERTAINMENT, INC.
                                 (THE "COMPANY")


               AMENDMENT TO COMPANY'S AMENDED AND RESTATED BY-LAWS



Pursuant to a meeting of the Board of Directors duly held on May 17, 2002, it is hereby

         RESOLVED, that Section 1.11 of the Company's Amended and Restated By-laws entitled "Consent of Stockholders in Lieu of Meeting", and all references to such Section, are hereby deleted in their entirety.




June 26, 2002                                 /s/ EDWARD L. KAUFMAN
                                              ----------------------------------
                                                  Edward L. Kaufman
                                                  Senior Vice President, General
                                                  Counsel and Secretary